Exhibit 10.17

COMMERCIAL LEASE

This Lease is entered into between JAM Hutson Properties, LLC, an Indiana limited liability company (“Landlord”), and Magnetech Industrial Services, Inc., an Indiana corporation (“Tenant”).

1. Agreement to Lease. Landlord is the owner of real estate located at 1200 Hutson Drive, Mobile, Alabama 36609, a description of which is attached as Exhibit “A” (“Real Estate”). Subject to all the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the land and all buildings and improvements thereon.

2. Term. The term of this Lease shall be for one year, beginning on the 1st day of March, 2002, and ending on the 28th day of February, 2003. The term shall automatically renew for consecutive one-year periods unless terminated by either party by delivering written notice at least thirty (30) days prior to the end of the term.

3. Use. Tenant shall use the Property for the operation of a maintenance and repair facility for electric motor apparatus and any related purpose.

4. Rent. As rent for use of the Property, Tenant agrees to pay Four Thousand One Hundred Dollars ($4,100) per month. The first payment shall be due on March 1, 2002 with subsequent payments due on the first day of each consecutive month thereafter. Payments shall be made to Landlord at 17887 Fox Den Drive, Granger, Indiana 46530, or any other place Landlord may from time to time designate in writing.

If Tenant fails to pay any rent, expenses or other charges required under this Lease within five (5) days after the due date, then any unpaid amounts shall be subject to a late charge of one and one-half percent (1.5%) interest per month from the due date to the date of payment, which percentage rate is an annual rate of eighteen percent (18%). Notwithstanding this interest charge, non-payment of any such amounts due under this Lease shall constitute a default.

5. Additional Expenses.

a. Utilities. All utility bills, including water, sewerage, gas, electricity, telephone and similar services shall be paid by Tenant. Tenant shall not install any equipment which shall exceed the capacity of any utility facilities furnished by Landlord.

b. Taxes and Assessments. Tenant shall pay all pro-rated real estate taxes, assessments and any other governmental charges on the Property during the term of the Lease.

c. Maintenance by Landlord. Landlord shall maintain the foundations, roof and other structural portions of the Property in good condition, except for damage resulting from acts or omissions of Tenant, its employees or invitees. Landlord shall commence required repairs as soon as reasonably practical after receiving written notice of damage or disrepair from Tenant.

d. Maintenance by Tenant. Except as provided in paragraph 5c, Tenant shall at all times maintain the complete Property in good working order and repair, including but not limited to all entrances, vestibules, partitions, windows, window frames and moldings, doors, door openers, fixtures, equipment, and appurtenances thereof, as well as lighting, heating, electrical, plumbing, ventilation, air conditioning and similar systems (whether installed by Landlord or Tenant). Tenant shall keep the Property in a clean, orderly, and safe manner. Tenant shall pay for all repairs and Property upkeep, including window and glass replacement, snow removal, trash removal, lawn care and similar expenses.

6. Insurance.

a. Fire Insurance. Tenant at its sole cost and expense shall keep the building or buildings and improvements on the Property insured under a policy with extended coverage endorsements for not less than the full replacement value. Tenant shall be responsible for insurance covering Tenant’s personal property. Tenant shall also obtain business interruption insurance if Tenant wishes to be protected from this risk since it is understood the Landlord shall not be responsible for any loss to Tenant caused by fire (regardless of who is negligent). Tenant agrees not to keep or use anything on the Property which is prohibited by the standard policy form of fire insurance.

b. Public Liability Insurance. At Tenant’s expense, Tenant shall procure comprehensive and general public liability insurance against claims for personal injury, death or property damage occurring in, or about the Property, such insurance to afford protection to the limit of not less than One Million Dollars ($1,000,000) in respect to injury or death of a single person, Three Million Dollars ($3,000,000) in respect to any one accident and Five Hundred Thousand Dollars ($500,000) in respect to property damage.

c. General Requirements. The insurance policies required to be obtained by Tenant shall name Tenant as the insured and the Landlord (and any mortgagee) as additional insureds. These insurance policies shall be issued by insurers authorized to do business in the State of Alabama. These policies shall provide that they not be cancelled without at least ten (10) days prior written notice to both Landlord and Tenant and further that any losses shall be payable notwithstanding any act or negligence of Tenant or Landlord which might otherwise result in forfeiture of the insurance.

7. Acceptance of Premises. By occupying the premises, Tenant acknowledges that the Property has been examined and is in good order and repair (“Original Condition”). Tenant acknowledges that no representations as to the condition of repair have been made by Landlord.

8. Alterations. Tenant shall make no structural changes, alterations, additions, or improvements, or do any such work on or about the Property without the prior written consent of the Landlord. All structural changes or alterations shall become a part of the Property and remain thereon as Landlord’s property at the termination of the Lease.

All changes, whether structural or nonstructural, shall be made at Tenant’s own expense. Restoration of the Property to its Original Condition (including damage caused by removal of the Trade Fixtures) also shall be made at Tenant’s expense. Tenant shall promptly pay for all materials and labor involved in making such changes or restoration and shall not permit any liens, claims or demands to exist against the Landlord or the Property.

9. Assignment and Subletting. Tenant shall not assign, pledge, mortgage, or otherwise encumber either this Lease or the Property. Tenant shall not sublet all or any part of the Property without the Landlord’s prior written consent. However, no permitted subletting shall relieve Tenant of Tenant’s obligations under this Lease.

10. Casualty Loss. If the Property is damaged or destroyed by fire or other casualty which renders it untenantable Tenant may immediately terminate this Lease and rent shall be paid at the agreed rate only up to and including the date of such casualty.

11. Default of Tenant. Failure of Tenant to perform any requirements under this Lease within thirty (30) days after written notice of default is received from Landlord, except Tenant’s failure to make rental payments for which no written notice of default is required from Landlord, shall constitute a default under this Lease

12. Remedies of Landlord. If Tenant defaults in payment of rent, expenses or any other agreements contained in this Lease, Tenant will at once deliver peaceable possession of the Property to Landlord.

13. Signs. The Tenant may install appropriate signs on the Property. At the termination of this Lease, such signs shall be removed at Tenant’s expense. Any damage to the Property caused by the erection, maintenance or removal of such signs shall be paid for by the Tenant.

14. Environmental Representations. Tenant shall not use, or permit the Property to be used, in a manner that violates any applicable federal, state or local law, regulation or ordinance now or hereafter in force. Compliance shall be at the sole cost and expense of Tenant, its agents, employee, contractors or invitees.

Tenant agrees to indemnify, defend and hold Landlord harmless from all costs or liabilities arising from any environmental contamination or noncompliance with any applicable federal, state or local environmental law, regulation or ordinance now or hereafter in force, resulting from the operations of the Tenant, it agents, employees, contractors or invitees.

This indemnification shall survive the expiration or earlier termination of this Lease.

15. Liability and Indemnification. Landlord shall not be liable to Tenant for any damage or injury to Tenant or Tenant’s property arising out of or in any way related to the condition of the Property. Tenant shall indemnify and hold Landlord harmless against all liabilities, losses, claims, costs, expenses and judgments of any nature arising from or in connection with injuries to persons or damage to property arising from or connected with Tenant’s use of the Property.

16. Miscellaneous.

a. Quiet Enjoyment. So long as Tenant performs and observes all the provisions of this Lease, Landlord covenants and promises that Tenant shall have peaceful enjoyment of the Property.
b. Notice. Notice from one party to another relating to this Lease shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient’s address, telex number or facsimile number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid, (d) Federal Express or like overnight courier service, or (e) facsimile, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail, or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. The current addresses of the parties are as follows:

Landlord	Tenant

JAM Hutson Properties, LLC 17887 Fox Den Drive Granger, Indiana 46530	Magnetech Industrial Services, Inc. 1200 Hutson Drive Mobile, Alabama 36609

c. Entry and Inspection. Landlord shall have the right to enter and inspect the Property at reasonable times.

d. Attorney Fees. Tenant shall pay all reasonable costs, attorney and paralegal fees and expenses that may be incurred by Landlord in the enforcement of the terms of this Lease, including any expenses incurred on appeal.

e. Severability. If any provision of this Lease becomes invalid or unenforceable, the remainder of the Lease shall not be affected and the balance of the Lease provisions shall be valid and enforceable to the fullest extent permitted by law.

f. Successors. The provisions of this Lease shall be binding upon the successors in interest of both Landlord and Tenant.
g. Entire Agreement. This Lease (including the exhibit hereto) is intended by the parties to and does constitute the entire agreement of the parties with respect to the rental of the Property. This Lease supersedes any and all prior understandings, written or oral, between the parties hereto.

Landlord and Tenant now sign this Lease to be effective the 1st day of March, 2002.

LANDLORD		TENANT

JAM HUTSON PROPERTIES, LLC		MAGNETECH INDUSTRIAL SERVICES, INC.

By:	/s/ John A. Martell	By:	/s/ John A. Martell
Its:	Partner	Its:	President

EXHIBIT “A”

Description